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                                                                   Exhibit 10.24




                                                              ____________, 1997


David N. Birman, M.D.
Birman Managed Care, Inc.
502 Guold Drive
Cookeville, TN  38506


Gentlemen:

         You have agreed that Royce Investment Group, Inc. ("Royce") may act as a finder or financial consultant for you in various transactions in which Birman Managed Care, Inc. (the "Company") may be involved, such as mergers, acquisitions, joint ventures, debt or lease placement and similar or other on or off balance sheet corporate finance transactions, licensing arrangements, research and development arrangements, or product or service sales. The Company hereby agrees that in the event that Royce or an agent, representative or other designee of Royce shall first introduce to the Company another party or entity, and that as a result of such introduction, a transaction in the nature described above is consummated (a "Consummated Transaction"), then for each such Consummated Transaction the Company shall pay to Royce a finder's fee as follows:

         a. 5% of the first $1,000,000 of the consideration paid in such transaction;

         b. 4% of the second $1,000,000 of the consideration paid in such transaction; and

         c. 3% of any consideration in excess of $2,000,000.

         The fee due Royce shall be paid by the Company in cash at the closing of the Consummated Transaction, without regard to whether the Consummated Transaction involves payment in cash, in stock, or a combination of stock and cash, or is made on an installment basis. By way of example, if the Consummated Transaction involved securities of the acquiring entity (whether securities of the Company, if the Company is the acquiring party, or securities of another entity, if the Company is the selling party) having a value of $8,000,000, the cash consideration to be paid by the Company to Royce at closing shall be $270,000. The consideration paid in the Consummated Transaction shall include, for purposes of calculating



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Royce's fee hereunder, assumption of liabilities by, and any payments or distributions of cash or other assets made to the Company or to the principals of the Company prior to, simultaneously with or subsequent to the Consummated Transaction if such payments or distributions are made in contemplation of or in connection with the Consummated Transaction. Notwithstanding the foregoing, in the event the Consummated Transaction involves continuing payments to the Company such as fees or royalties for services to a customer introduced to the Company by Royce (a "Continuing Transaction"), the fee due Royce shall be calculated as a royalty on net sales or royalty payments at the percentages set forth above during the five year period following the first payment received by the Company in connection with the Continuing Transaction.

         In the event that for any reason the Company shall fail to pay to Royce all or any portion of the finder's fee payable hereunder when due, interest shall accrue and be payable on the unpaid cash balance due hereunder from the date when first due through and including the date when actually collected by Royce, at a rate equal to four percent (4%) above the prime rate of Citibank, N.A., in New York, New York, computed on a daily basis and adjusted as announced from time to time.

         This agreement shall be effective on the date hereof and shall expire on the fifth anniversary of the date hereof; provided, however, that the obligation of the Company to pay fees in connection with a Continuing Transaction shall survive termination of this agreement.

         Notwithstanding anything herein to the contrary, if the Company shall, within 180 days immediately following the termination of the five-year period provided above, conclude a Consummated Transaction (which shall be deemed to include the right to receive a payment in connection with a Continuing Transaction) with any party introduced to the Company by Royce or its agent, representative or other designee prior to the termination of said five-year period, the Company shall also pay Royce the fee determined above.

         The Company represents and warrants to Royce that Royce's engagement hereunder has been duly authorized and approved by the Board of Directors of the Company and this letter agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company.

         This agreement has been executed and delivered in the State of New York and shall be governed by the laws of such state, without giving effect to the conflicts of laws rules thereunder. The Company hereby submits and consents to the jurisdiction of the state or federal courts of New York in connection with any action arising under this agreement.

         This agreement shall be binding upon, and enforceable against, the successors and assigns of each of the undersigned.



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         Please sign this letter at the place indicated below, whereupon it will constitute our mutually binding agreement with respect to the matters contained herein.

                                               Very truly yours,



                                               ROYCE INVESTMENT GROUP, INC.



                                               By:_____________________________

                                               Its:____________________________

Agreed to and accepted:

BIRMAN MANAGED CARE, INC.


By:_______________________________

Its:______________________________

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